Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199501 on Form S-8 of our report dated February 27, 2015, relating to the consolidated financial statements of Dominion Midstream Partners, LP and subsidiaries, appearing in this Annual Report on Form 10-K of Dominion Midstream Partners, LP for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 27, 2015